UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C and 14F

Information Statement Pursuant to Section 14c and Section 14f of the
Securities Exchange Act of 1934
(Amendment No.     )
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

☐	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5 (d)(2))
☒	Definitive Information Statement

GREEN ENERGY HOLDING CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transactions applies.

	(2)	Aggregate number of securities to which transaction applies.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined).

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

GREEN ENERGY HOLDING CORP.
2101 N.W. Boca Raton Blvd, Suite 1
Boca Raton, FL  33431
(561)400-1050
Information statement pursuant to Section 14c and Section 14f of the Securities Exchange Act of 1934
and Rule 14c-1 et seq and Rule 14f-1 et seq.

WE ARE PROVIDING THIS INFORMATION STATEMENT SOLELY FOR INFORMATIONAL PURPOSES AND NOT IN CONNECTION WITH ANY STOCKHOLDER VOTE OF GREEN ENERGY HOLDING, CORP.

FEBRUARY 19, 2009

As used in this Information Statement, “we”, “us”, “our”, “Company” and “Green Energy” refer to Green Energy Holding corp.

This Information Statement is being furnished to the record holders of our common stock of January 26, 2009 (“Record Date”), according to the Sections 14(c) and 14(f) and Rule 14c-1 et seq.  and Rule 14f-1 et seq requirements of the Securities Act of 1934, as amended.  This also notifies our stockholders that on or about January 26, 2009, we received written consents in lieu of a meeting of stockholders from holders of a majority of our common stock (51.8%) (”Majority Stockholders”) for the following:

•	Approving a change in the majority of our Directors (“Change of Control”);

•	Approving the Amendment to our Articles of Incorporation to change our name to Energy Holdings International, Inc. (“Name Change”);

•
Approving the Amendment to our Articles of Incorporation whereby we will increase our authorized capital to 100,000,000 shares of common stock, par value $.001 and 5,000,000 shares of preferred stock, par value $.001 (“Share Increase”); and

•
Approving an Amendment to our Articles of Amendment to provide that the Company shall not be subject to provisions of Nevada law with respect to combination with interested stockholders (“Combinations”).

Our Board of Directors knows of no other matters other than those described in this Information Statement that have been recently approved or considered by the holders of a majority of the shares of the Company’s voting stock.

This Information Statement is first being mailed or furnished to the Company’s stockholders on or about February 19, 2009.  The change in a majority of our Directors will not become effective until at least 10 days thereafter, and the Name Change, Share Increase, and Combinations will not become effective until at least 20 days thereafter.  We will pay all expenses in connection with our distributing this Information Statement.

OUTSTANDING VOTING SECURITIES

As of the Record Date, 15,476,409 shares of our common stock were issued and outstanding.  No shares of preferred stock have been issued or are outstanding.  Each share of common stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  Only holders of record of the Common Stock at the close of business on the Record Date were entitled to participate in the written consent of the Company’s stockholders.

On January 26, 2009, our Board approved the Change of Control, the Name change, the Share Increase,  and the Combinations and recommended that the Articles of Incorporation be amended in order to effectuate the Share Increase, to change our name to Energy Holdings International, Inc., and exempt out of the provisions of Nevada law with respect to Combinations with Interested Stockholders.  Five stockholders holding an aggregate of 8,014,300 shares or 51.8% approved these four actions.

The Change of Control will be effective 10 days after this Information Statement has been filed and mailed.  The proposed Amendment to the Articles of Incorporation for the Name Change, the Share Increase, and the Combinations will be filed with the Nevada Secretary of State on or before March 10, 2009.  If the proposed Amendment were not adopted by written majority shareholder consent, it would have been necessary for this action to be considered by the Company’s shareholders at a special shareholder’s meeting convened for the specific purpose of approving the Amendment.

Our Board has determined that all Shareholders ARE NOT REQUIRED to return their certificates to have them re-issued by the Transfer Agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of January 26, 2009, for: (i) each person who we know beneficially owns more than 5% of our Common Stock; (ii) each of our Directors; (iii) each of our Officers and (iv) all of our Directors and Executive Officers as a group.  As of January 26, 2009, (the “Record Date”), there were 15,476,409 shares of the Company’s common stock issued and outstanding.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

Name	Current Title	Shares Beneficially Owned	Percent of Class
Management(1)

John Adair	Chief Executive Officer and Chief Financial Officer, Chair, Director	3,614,300	23.4%
Robert Hildebrand	Former Chief Financial Officer, Director	-0-	-0-
Dennis Murphy	Former President, Director	-0-	-0-
Fahad Bu-Nuhayah(3)	Nominee for Directors	1,500,000	9.7%
All Current Officers, Directors, and Nominees for Directors (four persons)		5,114,300	33.0%
Security Ownership of Certain Beneficial Ownership
			%
Khalid Al. Sunaid(2)		1,500,000	9.7%

(1)	The Company’s business address is 2101 N.W. Boca Raton Blvd, Suite 1, Boca Raton, FL 33431.
(2)	Mr. Sunaid’s address is P.O. Box 17605, Riyadh, Kingdom of Saudi Arabia 114934.
(3)	Mr. Bu-Nuhayah’s address is P.O. Box 86602, Riyadh, Kingdom of Saudi Arabia 11632

Following the December 29, 2008 transaction, Mr. Adair and Mr. Bu-Nuhayah became "control persons" of the company, as that term is defined in the Securities Act of 1933, as amended. Pursuant to Rule 405 of the Securities Act, the term (control including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether though ownership of voting securities, by contract or otherwise.

Directors and Executive Officers

The following tables set forth information regarding the Company’s current executive officers and directors and the proposed executive officers and directors of the Company:

Name	Age	Principal Occupation and Business Experience	Year First Elected Director

John Adair	66	-Chair, Chief Executive Officer and Chief Financial Officer (December 29, 2008 – present) --Chief Executive Officer and a director of Cherokee Oil and Gas from 2007 to the present. --Vice Chairman of Cherokee Allied Oil and Gas from 2005 to the present, an oil and gas arm of Energy Allied International, an international project development firm that identifies and develops large scale, energy-related infrastructure projects.	2008

Dennis C. Murphy	59	--Former President of the Company and its predecessor from 2003 to December 29, 2008 --Director

Robert A. Hildebrand	81
--Former Secretary and Chief Financial Officer since its inception to December 29, 2008
--Director
--Vice President and CFO of Pinnacle Resources (PNRR:PK) from 1995 to the present, an international natural resources company that specializes in emerging mining and mineral development projects.

Fahad Bu-Nuhayah	43
Nominee for Director
--Owner:  Saudi CAD for Engineering Services (1990 to present)
Co-Owner:  al Mutlaq Consulting Engineers (1991 to present)
--Assistant General Manager of al-Mutlaq & Mu-Netanyahu Consulting Engineers 1991-2004

Term of Office

The Company’s directors are appointed for one-year term to hold office until the next annual general meeting of the Company’s stockholders or until removed from office in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes.

The Company’s officers are appointed by the Company’s Board of Directors and hold office until they resign, are removed, or elect not to stand for re-election.

Legal Proceedings Involving Directors, Executive Officers and Certain Beneficial Owners.

The Company is not aware of any legal proceedings to which any current or prospective director, officer, affiliate of the Company, or owner of more than five percent of the Company’s Common Stock (beneficially or of record) is a party adverse in interest to the Company.

Family Relationships

There are none.

Certain Relationships and Related Transactions

There are none.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s securities (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of such reports received by the Company, the Company believes that, during the last fiscal year, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Directors Independence

The Company’s common stock is quoted on the OTC Bulletin Board interdealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also or has been an executive officer or employee of the corporation. As such, currently none of the Company’s directors are classified as independent directors under this definition.

Committees of the Company’s Board of Directors.

We currently do not have standing audit, nominating or compensation committees of its Board of Directors. Currently our entire Board performs these functions. The Company does not have charters for any of the above committees.

Meetings of Directors

There were no meetings of the Board of Directors during the last full fiscal year and all actions taken by the Board of Directors were taken by consent resolution. The Company did not hold an annual meeting of the Company’s security holders during the prior fiscal year and does not have a policy requiring attendance by members of the Board of Directors.

Compensation of Executive Officers and Directors

Our fiscal year end is June 30.  During the fiscal year ended June 30,  2007, Dennis Murphy, our former President, received a salary of $72,000.  For the fiscal year ended June 30, 2008, and from July 1, 2008 through the date of this mailing, none of the officers or directors has received any compensation for the past.

Outstanding Equity Awards at Fiscal Year-End

We did not grant any equity awards since its inception.

Employment Contracts

We have no employment contracts, termination of employment or change-in-control arrangements with any of our executive officers or directors.

Director Compensation

We currently have no formal plan for compensating our directors for their services in their capacity as directors.

DESCRIPTION OF STOCKHOLDER MATTERS

The three proposals described in this Information Statement are

•	A Change of Control of the majority of our Directors;
•	Name Change of our company to Energy Holdings International, Inc.
•	A Share Increase whereby we will increase our authorized shares to
•	100.0 million shares of common stock, and
•	50.0 million shares of preferred stock; and
•	An exemption from the provision of Nevada law with respect to Business Combinations with Interested Parties.

On January 26, 2009, our Board voted to recommend these proposals and on January 26, 2009, the Majority Stockholders holding 51.7% of the outstanding shares approved and adopted these resolutions.  This eliminates the need for a special Stockholder meeting to approve these proposals.  This also reduces the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish our purposes.

No further action will be needed with respect to the Change of Control, which will be effective 10 days following the filing and mailing of this Information Statement.  The Amendments to our Articles of Incorporation for the Name Change, the Share Increase, and the Combinations will be filed on or about March 10, 2009 with the Secretary of State of the State of Nevada, which is not less than 20 days from the date of this mailing.

CHANGE OF CONTROL OF A MAJORITY OF OUR DIRECTORS

The Stock Purchase Transaction

On December 29, 2008, we entered into a stock purchase agreement to sell 14,370,700 newly issued shares of common stock, representing approximately  96.5% of our outstanding common stock following the sale.  John Adair, our new Chair and now a Company director acted as the representative of the purchasers.  The shares were sold pursuant to either Regulation S or Rule 506 of Regulation D of the Securities Act of 1933, as amended.  Each of the purchasers was accredited investors, were provided with information about Green Energy, including financial information, and had the opportunity to ask questions of its management.  These shares are restricted securities, as that term is defined in Rule 144 of the Securities Act.

Effective with the closing of the stock transaction, our then Board of Directors consisting Robert Hildebrand and Dennis Murphy, appointed John Adair as our Chief Executive Officer, Chief Financial Officer, Director,  and Chair.

Ten days after the mailing of this Information Statement, our three Directors will nominate and appoint Mr. Bu-Nuhayah to our Board.  Following that action, Messrs. Hildebrand and Murphy will resign as Board members.  Our Bylaws provide that at all times there will not be less than one Director.  Additionally, vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, or by the sole director. As such, Messrs. Hildebrand, Murphy and Adair have full authority to appoint Mr. Bu-Nuhayah to our Board without shareholder approval.

Thereafter, Messrs. Hildebrand and Murphy, each of whom has delivered his letter of resignation as an officer and Director of the Company, will resign.  John Adair will remain on the Board and continue as its Chair.  Both Mr. Hildebrand and Mr. Murphy stated that his respective resignation was not because of any disagreement with the Board, but because of the change in control of the Company.  This change of control will be effectuated as a result of the December 29, 2008 transaction.

NAME CHANGE

Our Board of Directors and the Majority Stockholders have also determined that it is in our best interest to amend our name.  Our business strategy includes plans to manage, structure, or have an ownership interest in oil and gas, as well as alternative energy companies, both domestically and in the Middle East.  We believe that adding the word “international” to our name will better describe our markets.  Additionally, an affiliate of the Company currently uses the name “Green Energy”.  In order to avoid any confusion, we believe that eliminating the reference to “green” will address this potential issue.  We believe that, the name “Energy Holdings International, Inc.” better describes our business model.  We have reserved the name in Nevada.

Article First of the Articles of Incorporation is amended to read in its entirety as follows:

The name of this Company shall be: ENERGY HOLDINGS INTERNATIONAL, INC.

SHARE INCREASE

Our Board has determined that increasing our authorized capital to 100.0 million shares of common stock and commons stock and 5.0 million shares of preferred stock will be in our stockholders best interest.  Our Board of Directors believes that the increase in our authorized shares will benefit us since it will allow for potential acquisitions of operating businesses or to allow the sale of equity to raise additional capital for the Company.  Our management has had preliminary discussions with several entities with respect to the oil and gas, as well as alternative energy industries.   However, we make no assurances that any of the transactions currently in the preliminary discussion phrase will occur or on terms advantageous to us.

The Articles of Incorporation will be amended as follows with respect to the Share Increase:

Article, Fourth

SHARES OF STOCK

Section 4.01 Number and Class.  The amount of the total authorized capital stock of this Company is One Hundred Million (100,000,000) shares with a par value of $0.001 per share designated as Common Stock and Fifty Million (50,000,000) shares of Preferred Stock with a par value per share of $.001.  The Common Stock may be issued from time to time without action by the stockholders.  The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of common stock or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions (which may differ with respect to each series) as shall be stated in the resolution or resolutions adopted by them.

Section 4.02 No Preemptive Rights.  Holders of the any Common Stock or Preferred Stock of the Company shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Company authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Company, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion, may determine from time to time.

Section 4.03 Assessment of Shares.  The Common Stock or the Preferred Stock of the Company, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Company, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

EXEMPT FROM NEVADA LAW RELATING
TO COMBINATIONS WITH INTERESTED STOCKHOLDERS

Our current Articles do not address whether the Company is specifically subject to the anti-takeover provisions of Sections 78.378 to 78.3793, inclusive, of the NRS will apply to us.  The NRS allows us to opt out of these provisions by amending the articles as described above. The provisions suspend the voting rights of the “control shares” of a stockholder who acquires 20% or more of a company’s shares entitled to be voted in the election of directors. The voting rights of the control shares generally remain suspended until such time as the disinterested stockholders of the company vote to restore the voting power of the acquiring stockholder. The amendment to our articles would remove this impediment to the sale of shares by a significant stockholder and permit a purchaser to gain full voting rights for the acquired shares.

Nevada law also provides that we may elect not to be governed by the provisions of Nevada law (NRS 78.411- NRS 78.444).  An interested stockholder would be any person who has a beneficial ownership of 10% or more of the voting power of our shares.  Currently, the only person who owns more than 10% of our outstanding common stock is our Chief Executive Officer and a Director, John Adair.  Our business strategy and goals has been and continues to be to seek into joint venture partners, acquire companies, or enter into other arrangements with companies involved in the energy industries.  We currently are in discussions with a number of potential partners, both domestically and internationally.  Among these entities are affiliates of some of our stockholders regarding a business arrangement who are engaged in or have expertise in various aspects of the energy, gas, oil, and related industries.  In order that we are able to enter into agreements with these affiliates, it is necessary that we exempt out of the Nevada law that restricts business combinations.

Our Board believes that opting out of these provisions will provide the Company and its stockholders with greater flexibility in participating in certain business transactions including acquisitions or sales of shares by facilitating the sale of a controlling interest in the Company. On January 26, 2009, our Board of Directors, believing it to be in the best interest of the Company and our best interests and our stockholders, approved the proposed amendment to our articles of incorporation to opt out of the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS. And Section 78.411 to 78.444).   Nevada law permits the holders of a majority of our outstanding shares to approve the amendment by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent of our majority stockholder. On January 26, 2009, the Majority Stockholders representing approximately 51.8% of the shares entitled to vote on the amendment to the articles, consented in writing without a meeting to the amendment. As a result, no further votes are required.

New Article 13 will read in its entirety as follows:

The Corporation expressly elects not to be governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding acquisition of controlling interest.  Further, the Corporation expressly elects to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding combinations with interested stockholders.”

Articles of Amendment

A copy of the Amendments to our Articles of Incorporation incorporating each of these proposals is attached to this Information Statement as Exhibit “A”.

Stock Certificates

It is not mandatory to surrender of our stock certificates.  Our transfer agent will adjust the record books of the company to reflect the Share Increase, the Name Change, and the Combinations effective as of close of business on or about March 10, 2009.  New certificates will not be mailed to shareholders; however, new certificates will be issued during the ordinary course of business.

Dissenters’ Rights of Appraisal.

Under Nevada Law, our dissenting shareholders, if any, are not entitled to appraisal rights with respect to our amendment, and we will not independently provide our shareholders with any such right.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and according with the act, will file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549.  Copies can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates.  The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR).  These documents are also available at our website: www.energyhii.com.

We will provide without charge, to each person to whom we deliver an Information Statement, and upon written or oral request, promptly mail a copy of any and all of the information that has been incorporated by reference in this Information Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates).  Such requests should be directed to the address and phone number indicated below.  This includes information contained in documents filed subsequent to the date on which definitive copies of the Information Statement are sent or given to security holders, up to the date of responding to the request.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT us at 1.451.400.1050 or via our website at www.energyhii.com

By order of the Board of Directors of
Green Energy Holding Corp.

February 19, 2009

By:	/s/ John Adair
John Adair, Chairman of the Board

EXHIBIT A

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
ENERGY HOLDINGS INTERNATIONAL, INC.
(formerly known as Green Energy Holding Corp.)

Green Energy Holding Corp. (the “Company”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes, certifies:

1.	The current name of the company is Green Energy Holding Corp. The date of filing of its Articles of Incorporation with the Secretary of State was November 21, 2006.

2.
According to the provisions of Chapter 78 of the Nevada Revised Statutes, on January 26, 2009, by unanimous written action in lieu of a specially meeting, all of the members of the Board of the Directors and a majority of the Company’s Stockholders adopted a resolution providing for an amendment of the Company’s Articles of Incorporation in the manner provided in this Amendment, including the change of the name of the Company and a division of each of the presently issued and outstanding shares of common stock.

3.	Article First of the Articles of Incorporation is amended to read in its entirety as follows:

The name of this Company shall be: ENERGY HOLDINGS INTERNATIONAL, INC.

4.	Article Fourth of the Articles of Incorporation of the Company is hereby amended in its entirety as follows:

SHARES OF STOCK

    Section 4.01 Number and Class.  The amount of the total authorized capital stock of this Company is One Hundred Million (100,000,000) shares with a par value of $0.001 per share designated as Common Stock and Fifty Million (50,000,000) shares of Preferred Stock with a par value per share of $.001.  The Common Stock may be issued from time to time without action by the stockholders.  The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

    The Board of Directors may issue such shares of common stock or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions (which may differ with respect to each series) as shall be stated in the resolution or resolutions adopted by them.

    Section 4.02 No Preemptive Rights.  Holders of the any Common Stock or Preferred Stock of the Company shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Company authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Company, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion, may determine from time to time.

    Section 4.03 Assessment of Shares.  The Common Stock or the Preferred Stock of the Company, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Company, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

5.	A new Article Thirteenth is adopted as follows:

The Company expressly elects not to be governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding acquisition of controlling interest.

    Further, the Company expressly elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding combinations with interested stockholders.

The amendments to the Articles of Incorporation of the Company set forth in the preceding paragraphs have been duly adopted in accordance with the Nevada Revised Statutes.  On January 26, 2009, the Board of Directors of the Company having adopted resolutions setting forth such amendments, declaring their advisability, and directing that it be submitted to the Stockholders of the Company for their approval.  On January 26, 2009, the holders of outstanding stock necessary to authorize such action approved such amendments at a meeting of the Stockholders.

This amendment will be effective as of March 10, 2009.